EXHIBIT 10.1
N o r t h  T e x a s  C o m m e r c i a l  A s s o c i a t i o n o f  R e a l t o r s®

c o m m e r c i a l  c o n t r a c t  o f  s a l e

[Check all boxes applicable to this Contract - Boxes not checked do not apply to this Contract]

         In consideration of the terms, provisions, covenants and agreements contained in this Commercial Contract of Sale (the “Contract”), each of the parties to this Contract agrees as follows:

          1.           PARTIES. 4211 Cedar Springs Partners, Ltd.                                                                                                          (“Seller”) shall sell and convey to    Kent International Holdings, Inc., and/or assigns                                                                     (“Purchaser”) and Purchaser shall buy and pay for the Property (defined below).

          2.           PROPERTY. Being a office building and land
with an address of    4211 Cedar Springs
in the City of   Dallas                          , Dallas                               County, Texas, [ILLEGIBLE]

[ILLEGIBLE] as described in Exhibit “A”, LEGAL DESCRIPTION ~~ILLEGIBLE~~ together with, all and singular, all improvements and fixtures situated thereon, and all rights and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets, alleys, or rights-of-way (such real estate, improvements, fixtures, rights and appurtenances being collectively herein referred to as the “Property”).

          3.           PURCHASE PRICE.

The purchase price for the Property is $4,325,000.00 (the “Purchase Price”), payable as follows:

☐	A.
The Purchase Price will be adjusted up or down based upon the land area of the Property as determined by the Survey. The land area will be multiplied by $__________________ per square foot and the product will become the Purchase Price at Closing. The land area for purposes of determining the Purchase Price will be the gross land area of the Property unless this box ☐ is checked, in which case the land area for purposes of determining the Purchase Price will be the Net Land Area (as defined in Section 5A) of the Property.

[ILLEGIBLE]	B.	Cash payable of Closing: $4,325,000.00 .

☐	C.	The balance of the Purchase Price will be paid according to the provisions in Addendum B-l, THIRD PARTY FINANCING or Addendum B-2, SELLER FINANCING.

          4.           EARNEST MONEY AND TITLE COMPANY ESCROW.

          A.          Earnest Money. Within two (2) business days after the Effective Date of this Contract, Purchaser shall deposit earnest money in the form of a certified check, cashier’s check or wire transfer in the amount of $ 40,000.00                                      (the “Earnest Money”) payable to Fidelity National Title Insurance Co., 5430 LBJ Freeway, Suite 300, Dallas, Texas 75240 Attn: Stephen J. Hughe (the “Title Company”), in its capacity as escrow agent, to be held in escrow pursuant to the terms of this Contract. Seller’s acceptance of this Contract is expressly conditioned upon Purchaser’s timely deposit of the Earnest Money with the Title Company. If Purchaser fails to timely deposit the Earnest Money, Seller may, at Seller’s option, terminate this Contract by delivering a written termination notice to Purchaser before Purchaser deposits the Earnest Money. The Title Company shall deposit the Earnest Money in one or more fully insured accounts in one or more Federally insured banking or savings institutions. After receipt of necessary tax forms from Purchaser, the Title Company shall deposit the Earnest Money in an interest bearing account unless this box ☐ is checked, in which case the Title Company will not be required to deposit the Earnest Money in an interest bearing account. Any interest earned on the Earnest Money will become a part of the Earnest Money. At the Closing, the Earnest Money will be applied to the Purchase Price.

Notwithstanding anything herein to the contrary, a portion of the Earnest Money in the amount of $ 100.00 will be non-refundable and will be distributed to Seller upon any termination of this Contract as full payment and independent consideration for Seller’s performance under this Contract. If this Contract is properly terminated by Purchaser pursuant to a right of termination granted to Purchaser by any provision of this Contract, the Earnest Money, less the non-refundable portion, will be promptly returned to Purchaser, and the parties will have no further rights or obligations under this Contract (except for any that, by the explicit provisions of this Contract, expressly survive the termination of this Contract).

          B.          Escrow. The Earnest Money is deposited with the Title Company with the understanding that the Title Company is not: (1) responsible for the performance or non-performance of any party to this Contract other than the Title Company; or (2) liable for interest on the funds except to the extent interest has been earned after the funds have been deposited in an interest bearing account. If both parties make demand for the payment of the Earnest Money, the Title Company has the right to require from all parties ~~and the Brokers~~ (defined below) a written release of liability of the Title Company which authorizes the disbursement of the Earnest Money. If only one party makes demand for payment of the refundable portion of the Earnest Money, the Title Company shall give written notice of the demand to the other party. The Title Company is authorized and directed to honor the demand unless the other party delivers a written objection to the Title Company within ten (10) days after that party receives the written notice from the Title Company.

          5.          SURVEY AND TITLE DOCUMENTS.

          A.          Surv~~ey.~~ Within four [ILLEGIBLE] (4) business days ~~As soon as reasonably possible, and in any event within twenty (20) days~~ after the Effective Date, Seller shall, at Seller’s expense, deliver or cause to be delivered to Purchaser the most recent copy in Seller’s possession of an ~~a copy of a current~~ on-the-ground perimeter survey (the “Survey”) of the Property prepared by a Registered Professional Land Surveyor. ~~The Survey must be in a form and of a date reasonably acceptable to Purchaser and to the Title Company, and in acceptable form in order to allow the Title Company to modify the survey exception to read “any shortages in area.” The Survey must show the location and size of all of the following on or immediately adjacent to the Property, if any: buildings, building lines, streets, 100-year flood plain, improvements, encroachments, easements, recording information of easements, pavements, protrutions, fences, rights-of-way, and apparent public utilities. The Survey must show the gross land area and, if the Purchase Price is based upon the Net Land Area then the Survey must also show the Net Land Area. The term “Net Land Area” means the gross land area of the Property less the area within utility easements, drainage easements, ingress/egress easements, rights-of-way, 100-year flood plain and any encroachments on the Property. The area within the 100-year flood plain must be as defined by the Federal Emergency Management Agency or other applicable governmental authority. At the Closing, the metes and bounds description of the Property reflected in the Survey will be used in the warranty deed and any other documents requiring a legal description of the Property~~.

          B.          Title Commitment. As soon as reasonably possible, and in any event within ten (10) ~~twenty (20)~~  days after the Effective Date, Seller shall, at Seller’s expense, deliver or cause to be delivered to Purchaser: (1) A title commitment (the “Title Commitment”) covering the Property binding the Title Company to issue a Texas Owner Policy of Title Insurance (the “Title Policy”) on the standard form prescribed by the Texas Department of Insurance at the Closing, in the full amount of the Purchase Price, insuring Purchaser’s fee simple title to the Property to be good and indefeasible, subject only to the Permitted Exceptions (defined below); and (2) the following (collectively, the “Title Documents”): (a) true and legible copies of all recorded instruments affecting the Property and recited as exceptions in the Title Commitment; (b) a current tax certificate; (c) written notices as required in Section 5C; and (d) if the Property includes any personal property, UCC search reports pertaining to the Seller.

          C.          Special Assessment Districts. If the Property is situated within a utility district or flood control district subject to the provisions of Section 49.452 of the Texas Water Code, then Seller shall give to Purchaser as part of the Title Documents the required written notice and Purchaser agrees to acknowledge receipt of the notice in writing. The notice must set forth the current tax rate, the current bonded indebtedness and the authorized indebtedness of the district, and must comply with all other applicable requirements of the Texas Water Code. If the Property is subject to mandatory membership in a property owner’s association, Seller shall notify Purchaser of the current annual budget of the property owners’ association, and the current authorized fees, dues and/or assessments relating to the Property.

          D.          Abstract. At the time of the execution of this Contract, Purchaser acknowledges that the Brokers have advised and hereby advise Purchaser, by this writing, that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain a policy of title insurance.

          E.          Notice Regarding Possible Annexation. If the Property that is the subject of this Contract is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of the municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

          6.        REVIEW OF TITLE.

          A.       Review Period. Purchaser shall have                         ten                       (10) days (the “Title Review Period”) after receipt of the last of the Survey, Title Commitment and Title Documents to review them and to deliver in writing to Seller any objections Purchaser may have to them or any item disclosed by them. Any item to which Purchaser does not object will be deemed a “Permitted Exception.” Those items the Title Company identifies to be released upon the Closing will be deemed objections by Purchaser. Purchaser’s failure to object within the time provided will be a waiver of the right to object. If Purchaser delivers any written objections to Seller within the Title Review Period, then Seller shall make a good faith attempt to cure the objections within ten (10) days (the “Cure Period”) after receipt of the objections. However, Seller is not required to incur any cost to do so. Zoning ordinances and the lien for current taxes are deemed to be Permitted Exceptions.

          B.       Cure Period. If Seller cannot cure the objections within the Cure Period, Seller may deliver a written notice to Purchaser, before expiration of the Cure Period, stating whether Seller is committed to cure the objections at or before the Closing. If Seller does not cure the objections within the Cure Period, or does not timely deliver the notice, or does not commit in the notice to fully cure all of the objections at or before Closing, then Purchaser may terminate this Contract by delivering a written notice to Seller on or before the earlier to occur of: (1) the date which is seven (7) days after the expiration of the Cure Period; or (2) the scheduled Closing Date. If Purchaser properly and timely terminates this Contract, the refundable portion of the Earnest Money will be immediately returned to Purchaser and neither party will have any further rights or obligations under this Contract (except for any that expressly survive the termination). If Purchaser does not properly and timely terminate this Contract, then Purchaser will be deemed to have waived any uncured objections and must accept such title as Seller is able to convey at the Closing. Seller’s failure to satisfy Purchaser’s objections under this Section 6 does not constitute a default by Seller.

7. SELLER’S REPRESENTATIONS AND WARRANTIES.

A. Statements. Seller represents and warrants to Purchaser, to the best of Seller’s knowledge, as follows:

          (1) Title. At the Closing, Seller will have the right to, and will, convey to Purchaser good and indefeasible fee simple title to the Property free and clear of any and all liens, assessments, easements, security interests and other encumbrances except the Permitted Exceptions. Delivery of the Title Policy pursuant to Section 12 below will be deemed to satisfy the obligation of Seller as to the sufficiency of title required under this Contract. However, delivery of the Title Policy will not release Seller from the warranties of title set forth in the warranty deed.

          (2) Leases. There are no parties in possession of any portion of the Property as lessees, tenants at sufferance or trespassers except tenants under written leases delivered to Purchaser pursuant to this Contract.

          (3) Negative Covenants. Seller shall not further encumber the Property or allow an encumbrance upon the title to the Property, or modify the terms or conditions of any existing leases, contracts or encumbrances, if any, without the written consent of Purchaser.

          (4) Liens and Debts. There are no mechanic’s liens, Uniform Commercial Code liens or unrecorded liens against the Property, and Seller shall not allow any such liens to attach to the Property before the Closing that will not be satisfied out of Closing proceeds. All obligations of Seller arising from the ownership and operation of the Property and any business operated on the Property, including, but not limited to, taxes, leasing commissions, salaries, contracts, and similar agreements, have been paid or will be paid before the Closing. Except for obligations for which provisions are made in this Contract for prorating at the Closing and any indebtedness taken subject to or assumed, there will be no obligations of Seller with respect to the Property outstanding as of the Closing.

          (5) Litigation. There is no pending or threatened litigation, condemnation, or assessment affecting the Property. Seller shall promptly advise Purchaser of any litigation, condemnation or assessment affecting the Property that is instituted after the Effective Date.

          ~~(6) Materials Defects. Seller has disclosed to Purchaser any  and all known conditions of material nature with respect to the Property which may affect the health or safety of any occupant of the Property. Except as disclosed in writing by Seller to Purchaser, the Property has no known latent structural defects or construction defects of a material nature, and none of the improvements have been constructed with materials known to be a potential health hazard to occupants of the Property. Purchaser acknowledges that the Brokers have not made any warranty or representation with respect to the condition of the Property or otherwise, and Purchaser is relying solely upon Purchaser’s own investigations and the representations of Seller, if any.~~

(7) Hazardous Materials. Except as otherwise disclosed in writing by Seller to Purchaser, the Seller has no notice or knowledge of the [ILLEGIBLE] Property (including any improvements) ~~does not contain~~ containing any Hazardous Materials (defined below). For purposes of this Contract, the term “Hazardous Materials” means any pollutants, toxic substances, oils, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Clean Water Act, as amended, or any other Federal, State or local environmental law, ordinance, rule, or regulation, whether existing as of the Effective Date or subsequently enacted.

          B.        Remedies. If Purchaser discovers, before the Closing, that any of Seller’s representations or warranties has been misrepresented or is inaccurate, Purchaser may notify Seller in writing, and Seller shall attempt to correct or remedy the misrepresentation or inaccuracy. If the misrepresentation or inaccuracy is not remedied by Seller before the Closing, Purchaser may, by written notice to Seller: (1) proceed to the Closing and waive ~~without waiving~~ any claim for misrepresentation or breach of warranty; (2) delay the Closing, if Seller agrees in writing to the delay, to allow additional time for the misrepresentation or breach of warranty to be remedied; or (3) terminate this Contract and receive a refund or its Earnest Money. ~~exercise Purchaser’s remedies for default by Seller under this Contract.~~

          8.         NONCONFORMANCE. Purchaser has or will independently investigate and verify to Purchaser’s satisfaction the extent of any limitations of uses of the Property. Purchaser acknowledges that the current use of the Property or the improvements located on the Property (or both) may not conform to applicable Federal, State or municipal laws, ordinances, codes or regulations. Zoning, permitted uses, height limitations, setback requirements, minimum parking requirements, limitations on coverage of improvements to total area of land, Americans with Disabilities Act requirements, wetlands restrictions and other matters may have a significant economic impact upon the intended use of the Property by Purchaser. However, if Seller is aware of pending zoning changes and/or current nonconformance with any Federal, State or local laws, ordinances, codes or regulations, Seller shall disclose same to Purchaser.

          9.         INSPECTION. [Check one]

[ILLEGIBLE]	A.	Inspection Desired. Purchaser desires to inspect the Property and Seller grants to Purchaser the right to inspect the Property as described in Addendum C, INSPECTION.

☐	B.
Inspection Not Necessary. Purchaser acknowledges that Purchaser has inspected the Property, including all buildings and improvements thereon, and is thoroughly familiar with their condition, and Purchaser hereby accepts the Property in its present condition, with such changes as may hereafter be caused by normal wear and tear before the Closing, but without waiving Purchaser’s rights by virtue of Seller’s representations and warranties expressed in this Contract.

          10.       CASUALTY LOSS AND CONDEMNATION.

A.
Damage or Destruction. All risk of loss to the Property will remain upon Seller before the Closing. If, before the Closing, the Property is damaged or destroyed by fire or other casualty to a Material Extent (defined below), then Purchaser may either terminate this Contract by delivering a written termination notice to Seller or elect to close. If, before the Closing, the Property is damaged by fire or other casualty to less than a Material Extent, the parties shall proceed to Closing as provided in this Contract. If the transaction is to proceed to Closing, despite any damage or destruction, there will be no reduction in the Purchase Price and Seller shall do one of the following: (1) fully repair the damage before the Closing, at Seller’s expense; (2) give a credit to Purchaser at the Closing for the entire cost of repairing the Property; or (3) assign to Purchaser all of Seller’s right and interest in any insurance proceeds resulting from the damage or destruction, plus give a credit to Purchaser at the Closing in an amount equal to any deductible or other shortfall. The term “Material Extent” means damage or destruction where the cost of repair exceeds ten percent (10%) of the Purchase Price. If the extent of damage or the amount of insurance proceeds to be made available cannot be determined before the Closing Date, or the repairs cannot be completed before the Closing Date, either party may postpone the Closing Date by delivering a written notice to the other party specifying an extended Closing Date which is not more than thirty (30) days after the previously scheduled Closing Date.

B.
Condemnation. If condemnation proceedings are commenced before Closing against any portion of the Property, then Seller shall immediately notify Purchaser in writing of the condemnation proceedings, and Purchaser may: (1) terminate this Contract by delivering a written notice to Seller within ten (10) days after Purchaser receives the notice (and in any event before Closing), in which case the refundable portion of the Earnest Money will be returned to Purchaser and the parties will have no further rights or obligations under this Contract (except for any that expressly survive the termination); or (2) appear and defend in the condemnation proceeding, in which case any award in condemnation will, (a) if known as of Closing, belong to Seller and the Purchase Price will be reduced by the same amount, or (b) if not known as of Closing, belong to Purchaser and the Purchase Price will not be reduced.

          11.        ASSIGNMENT.  [Check one]

[ILLEGIBLE]	A.
Limited Assignment Permitted. Purchaser may assign this Contract only to a related party, defined as: (1) an entity in which Purchaser is an owner, partner or corporate officer; (2) an entity which is owned or controlled by the same person or persons which own or control Purchaser; or (3) a member or members of the immediate family of Purchaser, or a trust in which the beneficiary or beneficiaries is or are a member or members of the immediate family of Purchaser. Purchaser will remain liable under this Contract after any assignment.

☐	B.	Assignment Prohibited. Purchaser may not assign this Contract without Seller’s prior written consent.

☐	C.
Assignment Permitted. Purchaser may assign this Contract provided the assignee assumes in writing all obligations and liabilities of Purchaser under this Contract, in which event Purchaser will be relieved of any further liability under this Contract

          12.       CLOSING.

          A.        Closing Date. The closing of the transaction described in this Contract (the “Closing”) will be held at 10:00 a.m. at the offices of the Title Company at its address stated below, on the date (the “Closing Date”) that is the later of       five         (5) days after the expiration of the Inspection Period ~~(if any);              (     ) days after the Effective Date; or _____________________________________~~. However, if any objections that were timely made by Purchaser in writing pursuant to Section 6A have not been cured, then either party may postpone the Closing Date by delivering a written notice to the other party specifying an extended Closing Date which is not more than thirty (30) days after the previously scheduled Closing Date.

          B.        Seller’s Closing Obligations. At the Closing, Seller shall deliver to Purchaser, at Seller’s expense:

           (1) A duly executed [check one] ☐ General Warranty Deed [ILLEGIBLE] Special Warranty Deed (with Vendor’s Lien retained if not a cash purchase) conveying the Property in fee simple according to the legal description prepared by the surveyor as shown on the Survey, subject only to the Permitted Exceptions;

           (2) An updated Title Commitment committing the underwriter for the Title Company to issue promptly after the Closing, at Seller’s expense, the Title Policy pursuant to the Title Commitment, subject only to the Permitted Exceptions, in the full amount of the Purchase Price, dated as of the date of the Closing, and (at an additional premium cost) [check only one if applicable] ☐ with the survey exception modified at Seller’s expense to read “any shortages in area,” or [ILLEGIBLE] with the survey exception modified at Purchaser’s expense to read “any shortages in area;”

           (3) A Bill of Sale conveying the personal property, if any, including, but not limited to any described on Addendum A, IMPROVED PROPERTY, free and clear of liens, security interests and encumbrances, subject only to the Permitted Exceptions (to the extent applicable);

(4) Possession of the Property, subject to valid existing leases disclosed by Seller to Purchaser and other applicable Permitted Exceptions;

(5) A executed assignment of all leases, if there are any leases affecting the Property;

(6) A current rent roll certified by Seller to be complete and accurate, if there are any leases affecting the Property;

(7) Evidence of Seller’s authority and capacity to close this transaction; and

(8) All other documents reasonably required by the Title Company to close this transaction.

          C.        Purchaser’s Closing Obligations. At the Closing, Purchaser shall deliver to Seller, at Purchaser’s expense:

(1) The cash portion of the Purchase Price, with the Earnest Money being applied thereto;

~~(2) The Note and the Deed of Trust, if Addendum B-2, SELLER FINANCING, is attached;~~

~~(3) An Assumption Agreement in recordable form agreeing to pay all commissions payable under any lease of the Property;~~

(4) Evidence of Purchaser’s authority and capacity to close this transaction; and

(5) All other documents reasonably required by the Title Company to close this transaction.

          D.       Closing Costs. Each party shall pay its share of the closing costs which are customarily paid by a seller or purchaser in a transaction of this character in the county where the Property is located, or as otherwise agreed.

          E.       Prorations. Rents, lease commissions, interest, insurance premiums, maintenance expenses, operating expenses, and ad valorem taxes for the year of Closing will be prorated at the Closing effective as of the date of the Closing. Seller shall give a credit to Purchaser at Closing in the aggregate amount of any security deposits deposited by tenants under leases affecting the Property. If the Closing occurs before the tax rate is fixed for the year of the Closing, the apportionment of the taxes will be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, but any difference between actual and estimated taxes for the year of the Closing actually paid by Purchaser will be adjusted equitably between the parties upon receipt of a written statement of the actual amount of the taxes. This provision will survive the Closing.

          ~~F.       Loan Assumption. If Purchaser assumes an existing mortgage loan at the Closing, Purchaser shall pay: (1) to the lender, any assumption fee charged by the lender; and (2) to Seller, a sum equal to the amount of any reserve accounts held by the lender for the payment of taxes, insurance and any other expenses applicable to the Property for which reserve accounts are held by the lender. Purchaser shall execute, at the option and expense of Seller, a Deed of Trust to Secure Assumption with a trustee named by Seller. If consent to the assumption is required by the lender, Seller shall obtain the lender’s consent in writing and deliver the consent to Purchaser at the Closing. If Seller does not obtain the lender’s written consent (if required) and deliver it to Purchaser at or before the Closing, Purchaser may terminate this Contract by delivering a written termination notice to Seller whereupon the refundable portion of the Earnest Money will be promptly returned to Purchaser and the parties will have no further rights or obligations under this Contract (except for any that expressly survive the termination)~~.

          G.       Rollback Taxes. If this sale or a change in use of the Property or denial of any special use valuation on the Property results in the assessment after Closing of additional taxes applicable to the period of time before the Closing, Seller shall pay to Purchaser the additional taxes plus any penalties and interest immediately upon receipt of a written statement for the taxes, unless this box ☐ is checked in which case Purchaser shall pay the additional taxes plus any penalties and interest. This obligation will survive the Closing.

          H.       Foreign Person Notification. If Seller is a Foreign Person, as defined by the Internal Revenue Code, or if Seller fails to deliver to Purchaser a non-foreign affidavit pursuant to Section 1445 of the Internal Revenue Code, then Purchaser may withhold from the sales proceeds an amount sufficient to comply with applicable tax law and deliver the withheld proceeds to the Internal Revenue Service, together with appropriate tax forms. The required affidavit from Seller will include: (1) a statement that Seller is not a foreign person; (2) the U. S. taxpayer identification number of Seller; and (3) any other information required by Section 1445 of the Internal Revenue Code.

          13.      DEFAULT.

          A.       Purchaser’s Remedies. If Seller fails to close this Contract for any reason except Purchaser’s default or the termination of this Contract pursuant to a right to terminate set forth in this Contract, Seller will be in default and Purchaser shall elect one of the following, as Purchaser’s sole remedy [check all that may apply]:

[ILLEGIBLE]	(1) Enforce specific performance of this Contract;
☐	~~(2) Bring suit for damages against Seller~~;
☐	~~(3) Enforce specific performance of this Contract and/or bring suit for damages against Seller;~~ or
[ILLEGIBLE]
(4) Terminate this Contract and immediately receive the refundable portion of the Earnest Money. If Purchaser elects to terminate this Contract due to Seller’s default, then the parties will have no further rights or obligations under this Contract except for Seller’s obligation to cause the refundable portion of the Earnest Money to be returned to Purchaser (and except for any that expressly survive the termination).

          B.       Seller’s Remedies. If Purchaser fails to close this Contract for any reason except Seller’s default or the termination of this Contract pursuant to a right to terminate set forth in this Contract, Purchaser will be in default and Seller shall have the ~~elect one of the~~ following remedy as Seller’s sole remedy [check all that may apply]:

☐	~~(1) Enforce specific performance of this Contract;~~
☐	~~(2)Bring suit for damages against Purchaser~~;
☐	~~(3) Enforce specific performance of this Contract and/or bring suit for damages against purchaser; or~~
[ILLEGIBLE]
(4) Terminate this Contract and immediately receive the Earnest Money as liquidated damages for Purchaser’s breach of this Contract, thereby releasing Purchaser from this Contract. If Seller terminates this Contract due to Purchaser’s default, then the parties will have no further rights or obligations under this Contract except for Purchaser’s obligation to cause the Earnest Money to be paid to Seller (and except for any that expressly survive the termination).

14.	AGENCY DISCLOSURE.

            A.      Agency Relationships. The Term “Brokers” refers to the Principal Broker and/or the Cooperating Broker, if applicable, as set forth on the signature page. Each Broker has duties only to the party the Broker represents as identified below. If either Broker is acting as an intermediary, then that Broker will have only the duties of an intermediary, and the intermediary disclosure and consent provisions apply as set forth below. [Each broker check only one]

(1)	The Principal Broker is: [ILLEGIBLE] agent for Seller only; or ☐ agent for Purchaser only; or ☐ an intermediary.

(2)	The Cooperating Broker is: ☐ agent for Seller only; [ILLEGIBLE] agent for Purchaser only; or ☐ an intermediary.

          B.        Other Brokers. Seller and Purchaser each represent to the other that they have had no dealings with any person, firm,  agent or finder in connection with the negotiation of this Contract and/or the consummation of the purchase and sale contemplated by this Contract, other than the Brokers named in this Contract, and no real estate broker, agent, attorney, person, firm or entity, other than the Brokers is entitled to any commission or finder’s fee in connection with this transaction as the result of any dealings or acts of the representing party. Each party agrees to indemnify, defend, protect and hold the other party harmless from and against any costs, expenses or liability for any compensation, commission, fee, or charges which may be claimed by any agent, finder or other similar party, other than the named Brokers, by reason of any dealings or acts of the indemnifying party.

          C.        Fee Sharing. Seller and Purchaser agree that the Brokers may share the Fee (defined below) among themselves, their sales associates, and any other licensed brokers involved in the sale of the Property. The parties authorize the Title Company to pay the Fee directly to the Principal Broker and, if applicable, the Cooperating Broker, in accordance with Section 15 or any other agreement pertaining to the Fee. Payment of the Fee will not alter the fiduciary relationships between the parties and the Brokers.

          D.        Intermediary Relationship. If either of the Brokers has indicated in Section 14A above that the Broker is acting as an intermediary in this transaction, then Purchaser and Seller hereby consent to the intermediary relationship, authorize the respective Brokers to act as an intermediary in this transaction, and acknowledge that the source of any expected compensation to the Brokers will be Seller, and the Brokers may also be paid a fee by Purchaser. A real estate broker who acts as an intermediary between parties in a transaction:

(1) may not disclose to the buyer that the seller will accept a price less than the asking price unless otherwise instructed in a separate writing by the seller;

(2) may not disclose to the seller that the buyer will pay a price greater than the price submitted in a written offer to the seller unless otherwise instructed in a separate writing by the buyer;

         (3)  may not disclose any confidential information or any information a party specifically instructs the real estate broker in writing not to disclose unless otherwise instructed in a separate writing by the respective party or required to disclose such information by the Texas Real Estate License Act or a court order or if the information materially relates to the condition of the property;

(4) shall treat all parties to the transaction honestly; and

(5) shall comply with the Texas Real Estate License Act.

          Broker is authorized to appoint, by providing written notice to the parties, one or more licensees associated with Broker to communicate with and carry out instructions of one party, and one or more other licensees associated with Broker to communicate with and carry out instructions of the other party or parties. During negotiations, an appointed licensee may provide opinions and advice to the party to whom the licensee is appointed.

15.      PROFESSIONAL SERVICE FEE.

          A.     Payment of Fee. Seller agrees to pay the Brokers a professional service fee (in cash) (the “Fee”) for procuring the Purchaser and for assisting in the negotiation of this Contract as follows: upon a Closing of the sale of the Property under this Contract, and conditioned upon the Closing, Seller shall pay a Brokerage Fee to Transwestern (Jim Sager) of 1% of Purchase Price and a Brokerage Fee to Century 21 Mike Bowman, Inc. (John Lucas) of 1% of the Purchase Price.

~~The Fee will be earned upon the execution of this Contract and will be paid at Closing. The Fee is earned notwithstanding: (1) any subsequent termination of this Contract (except a termination by Purchaser pursuant to a right of termination in this Contract); or (2) any default by Seller. If the transaction described in this Contract is not consummated by reason of Purchaser’s default and Seller does not elect to enforce specific performance, the Fee will not exceed one-half of the Earnest Money. The Fee will be paid by Seller to the Brokers in the county in which the Property is located. Seller shall pay any applicable sales taxes on the Fee. The Fee will be paid at the Closing of a sale of the Property by Seller pursuant to this Contract (as may be amended or assigned), or in the event of default under this Contract by Seller or Purchaser, within ten (10) days after the scheduled Closing Date. The Title Company or other escrow agent is authorized and directed to pay the Fee to the Brokers out of the Closing proceeds or, if applicable, out of the Earnest Money or any other escrow deposit made pursuant to this Contract.~~

          B~~.     Consent Required. Purchaser, Seller and Title Company agree that the Brokers are third party beneficiaries of this Contract with respect to the Fee, and that no change may be made by Purchaser, Seller or Title Company as to the time of payment, amount of payment or the conditions for payment of the Fee without the written consent of the Brokers.~~

          C.     Right to Claim a Lien. ~~Pursuant to Chapter 62 of the Texas Property Code, the Brokers hereby disclose their right to claim a lion based on the commission agreement set forth in this~~ Section 15 ~~and any other commission agreements referenced in this Contract or applicable to the transaction contemplated by this Contract. This disclosure is hereby incorporated in any such commission agreements.~~ By their signatures below, the Brokers agree and acknowledge that only the Seller is responsible of the payment of their Brokers Fee, and the Purchaser shall have no liability for the payment thereof. In that regard, Brokers hereby waive the right to claim a lien with respect to the Property under Chapter 62 of the Texas Property code for * * the payment of their commissions.

          16.   MISCELLANEOUS PROVISIONS.

          A.     Effective Date. The “Effective Date” is the date the Title Company acknowledges receipt of this fully executed Contract.

          B.     Notices. All notices and other communications required or permitted under this Contract must be in writing and will be deemed delivered, whether actually received or not, on the earlier of: (1) actual receipt, if delivered in person or by messenger with evidence of delivery; (2) receipt of an electronic facsimile (“Fax”) transmission with confirmation of delivery to the Fax telephone numbers specified below, if any; or (3) upon deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid, and properly addressed to the intended recipient at the address set forth below. Any party may change its address for notice purposes by delivering written notice of its new address to all other parties in the manner set forth above. Copies of all written notices should also be delivered to the Brokers and to the Title Company, but failure to notify the Brokers or the Title Company will not cause an otherwise properly delivered notice to be ineffective.

          C.     Termination. If this Contract is terminated for any reason, the obligations of each party under this Contract will terminate, except that: (1) Purchaser shall pay the costs to repair any damage to the Property caused by Purchaser or Purchaser’s agents; (2) Purchaser shall return to Seller any reports or documents delivered to Purchaser by Seller; and (3) each party shall perform any other obligations that expressly survive the termination of this Contract. The obligations of this Section 16C will survive the termination of this Contract. The terms of any mutual termination agreement will supersede and control over the provisions of this Section 16C to the extent of any conflict.

          D.     Forms. In case of a dispute as to the form of any document required under this Contract, the most recent form prepared by the State Bar of Texas, modified as necessary to conform to the requirements of this Contract, will be deemed reasonable.

          E.     Attorneys Fees. The prevailing party in any legal proceeding brought in relation to this Contract or transaction will be entitled to recover from the non-prevailing parties court costs, reasonable attorneys fees and all other reasonable litigation expenses.

          F.     Integration. This Contract contains the complete agreement between the parties with respect to the Property and cannot be varied except by written agreement. The parties agree that there are no oral agreements, understandings, representations or warranties made by the parties which are not expressly set forth in this Contract. Any prior written agreements, understandings, representations or warranties between the parries will be deemed merged into and superceded by this Contract, unless it is clear from the written document that me intent of the parties is for the previous written agreement, understanding, representation or warranty to survive the execution of this Contract.

          G.     Survival. Any warranty, representation, covenant or condition contained in this Contract not otherwise discharged at the Closing will survive the Closing of this transaction.

          H.     Binding Effect. This Contract will inure to the benefit of, and will be binding upon, the parties to this Contract and their respective heirs, legal representatives, successors and assigns.

          I.     Time For Performance. Time is of the essence under each provision of this Contract Strict compliance with the times for performance is required.

          J.     Right of Entry. After reasonable advance notice and during normal business hours, Purchaser, Purchaser’s representatives and the Brokers have the right to enter upon the Property before the Closing for purposes of viewing, inspecting and conducting studies of the Property, so long as they do not unreasonably interfere with the use of the Property by Seller or any tenants, or cause damage to the Property.

          K.     Business Day. If any date of performance under this Contract falls on a Saturday, Sunday or Texas legal holiday, such date of performance will be deferred to the next day that is not a Saturday, Sunday or Texas legal holiday.

          L.     Governing Law. This Contract will be construed under and governed by the laws of the State of Texas, and unless otherwise provided in this Contract, all obligations of the parties created under this Contract are to be performed in the county where the Property is located.

          M.     Severability. If any provision of this Contract is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the invalid, illegal, or unenforceable provision will not affect any other provisions, and this Contract will be construed as if the invalid, illegal, or unenforceable provision is severed and deleted from this Contract.

          N.     Broker Disclaimer. The Brokers will disclose to Purchaser any material factual knowledge the Brokers may possess about the condition of the Property. Purchaser understands that a real estate broker is not an expert in matters of law, tax, financing, surveying, hazardous materials, engineering, construction, safety, zoning, land planning, architecture, or the Americans with Disabilities Act. Purchaser acknowledges that Purchaser has been advised by the Brokers to seek expert assistance on such matters. The Brokers do not investigate a property’s compliance with building codes, governmental ordinances, statutes and laws that relate to the use or condition of the Property or its construction, or that relate to its acquisition. Purchaser is not relying upon any representations of the Brokers concerning permitted uses of the Property or with respect to any nonconformance of the Property. If the Brokers provide names of consultants or sources for advice or assistance, the Brokers do not warrant the services of the advisors or their products and cannot warrant the suitability of property to be acquired. Purchaser acknowledges that current and future federal, state and local laws and regulations may require any Hazardous Materials to be removed at the expense of those persons who may have had or continue to have any interest in the Property. The expense of such removal may be substantial. Purchaser agrees to look solely to experts and professionals selected or approved by Purchaser to advise Purchaser with respect to the condition of the Property and will not hold the Brokers responsible for any Hazardous Materials condition relating to the Property. The Brokers do not warrant that Seller will disclose any or all property defects or other matters pertaining to the Property or its condition. Seller and Purchaser agree to hold the Brokers harmless from any damages, claims, costs and expenses resulting from or related to any party furnishing to the Brokers or Purchaser any false, incorrect or inaccurate information with respect to the Property or Seller’s concealing any material information with respect to the condition of the Property. To the extent permitted by applicable law, the Brokers’ liability for errors or omissions, negligence, or otherwise, is limited to the return of the Fee, if any, paid to the responsible Broker pursuant to this Contract. In addition, Seller and Purchaser agree to defend and hold the Brokers participating in this transaction harmless from and against any and all liabilities, claims, debts, damages, costs, and expenses including, but not limited to, reasonable attorneys fees and court costs, related to or arising out of or in any way connected to representations about the Property or matters that should be analyzed by experts.

          O.     Counterparts. This Contract may be executed in a number of identical counterparts. Each counterpart is deemed an original and all counterparts will, collectively, constitute one agreement.

          P.     Gender; Number. Unless the context requires otherwise, all pronouns used in this Contract will be construed to include the other genders, whether used in the masculine, feminine or neuter gender. Words in the singular number will be construed to include the plural, and words in the plural will be construed to include the singular.

          ~~Q.     Mediation. If any dispute (the “Dispute”) arises between any of the parties to this Contract including, but not limited to, payment of the Fee, then any party (including any Broker) may give written notice to the other parties, requiring all involved parties to attempt to resolve the Dispute by mediation. Except in these circumstances where a party reasonably believes that an applicable statute of limitations period is about to expire, or a party requires injunctive or equitable relief, the parties are obligated to use this mediation procedure before initiating arbitration or any other action. Within seven (7) days after receipt of the mediation notice, each party must deliver a written designation to all other parties stating the names of one or more individuals with authority to resolve the Dispute on such party’s behalf. Within fourteen (14) days after receipt of the mediation notice, the parties shall make a good faith effort to select a qualified mediator to mediate the Dispute. If the parties are unable to timely agree upon a mutually acceptable mediator, any party may request JAMS/Endispute or any state or federal-district judge to appoint a mediator. In consultation with the mediator, the parties shall promptly designate a mutually convenient time and place for the mediation, that is no later than thirty (30) days after the date the mediator is selected. In the mediation, each party must be represented by persons with authority and discretion to negotiate a resolution of the Dispute, and may be represented by counsel. The mediation will be governed by applicable provisions of Chapter 154 of the Texas Civil Practice and Remedies Code, and such other rules as the mediator may prescribe. The fees and expenses of the mediator will be shared equally by all parties included in the Dispute.~~

          ~~R.     Arbitration. If the parties are unable to resolve any Dispute by mediation, then the parties shall submit the Dispute to binding arbitration before a single arbitrator. The Dispute will be decided by arbitration in accordance with the applicable arbitration statute and any rules selected by the arbitrator. After an unsuccessful mediation, any party may initiate the arbitration procedure by delivering a written notice of demand for arbitration to the other parties. Within fourteen (14) days after the receipt of the written notice of demand for arbitration, the parties shall make a good faith effort to select a qualified arbitrator acceptable to all parties. If the parties are unable to agree upon the selection of an arbitrator, then any party may apply to JAMS/Endispute, the American Arbitration Association, or a court of competent jurisdiction to appoint an arbitrator. This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law.~~

          S.     Consult an Attorney. This document is an enforceable, legally binding agreement. Read it carefully. The Brokers involved in the negotiation of the transaction described in this Contract cannot give legal advice. The parties to this Contract acknowledge that they have been advised by the Brokers to have this Contract reviewed by legal counsel before signing this Contract.

	Whitney A. Bowling		Seller’s principal or officer, Scott A.
	Basinger Leggett Clemons Bowling		Larson, is an attorney and licensed real
	Parkway Centre III		estate broker
Purchaser’s	2745 Dallas North Parkway, #310	Seller’s
attorney is:	Plano, Texas 75093	attorney is:
214–473–8686

          17.     ADDITIONAL PROVISIONS. [Additional provisions may be set forth below or on any attached Addendum].

          See Addendum F attached hereto.

          18.   EXHIBITS AND ADDENDA. All Exhibits and Addenda attached to this Contract are incorporated herein by reference and made a part of this Contract for all purposes [check all that apply]:

☒	Exhibit “A”	Survey and/or Legal Description	☐	Addendum A	Improved Property
☐	Exhibit “B”	Site Plan	☐	Addendum B-l	Third Party Financing
☐	Exhibit “C”		☐	Addendum B-2	Seller Financing
			☒	Addendum C	Inspection
			☐	Addendum D	Disclosure Notice
			☐	Addendum E	Lead Based Paint
			☒	Addendum F	Additional Provisions

          19. CONTRACT AS OFFER. The execution of this Contract by the first party to do so constitutes an offer to purchase or sell the Property. Unless, within three (3) days after the date of execution of this Contract by the first party, this Contract is accepted by the other party by signing the offer and delivering a fully executed copy to the first party, the offer of this Contract will be deemed automatically withdrawn, and the Earnest Money, if any, will be promptly returned to Purchaser.

EXECUTED to be effective as of the Effective Date.

SELLER	4211 Cedar Springs, Ltd., a Texas limit partnership	PURCHASER	Kent International Holdings, Inc., a Nevada corporation
By:	4211 Cedar Springs Holdings, L.L.C.
(General Partner)
By: (Signature)	/s/ Scott A. Larson	By: (Signature)
Name:	Scott A. Larson	Name:
Title:	President/Manager	Title:

By: (Signature)	By: (Signature)
Name:	Name:
Title:	Title:

Address:	3311 Oak Lawn Ave., Suite 250	Address:	5305 Miramar Lane
	Dallas, Texas 75219		Colleyville, Texas 76034
Telephone:	214-443-0040	Fax:	214-443-0009	Telephone:	682-738-8011	Fax:	682-626-0003
Tax I.D. No:	Tax I.D. No:
Date of Execution:	Date of Execution:
larson9@gmail.com	bhealey@kentfs.com

PRINCIPAL BROKER	COOPERATING BROKER

Transwestern	Century 21 Mike Bowman, Inc.

By: (Signature)	By: (Signature)
Name:	Name:
Title:	Title:
Address:	100 Throckmorton, Suite 700	Address:	4101 William D. Tate, Suite 100
	Fort Worth, Texas		Grapevine, Texas 760
Telephone:	817-259-3542	Fax:	817-870-2826	Telephone:	817-328-2323	Fax:
TREC License No.:	TREC License No.:
817-925-6890 (cell)

TITLE COMPANY RECEIPT: The Title Company acknowledges receipt of this Contract on ___________________ (the Effective Date) and, upon receipt of the Earnest Money, accepts the Earnest Money subject to the terms and conditions set forth in this Contract.

TITLE COMPANY

Fidelity National Title Insurance Co.

By: (Signature)	/s/ Stephen J. Hughes	Address:	5420 LBJ Freeway, suite 300
Dallas, Texas 75240
Name:	Stephen J. Hughes	Telephone:	972-458-5325	Fax:	972-770-2156
Title:	Vice President	shughes303@att.net

PERMISSION TO USE: This form is provided for the use of members of the North Texas Commercial Association of Realtors®, Inc. Permission is granted to make limited copies of the current version of this form for use in a particular Texas real estate transaction. Please contact the NTCAR office to confirm you are using the current version of this form. Mass production, or reproduction for resale, is not allowed without express permission.

EXHIBIT “A”
to
COMMERCIAL CONTRACT OF SALE

Property Description:

BEING a tract of land out of the J.H. Sylvester Survey, Abstract No. 1383, and being all of Lot 1A, Block 9/1616 of the Headwaters Addition, an addition to the City of Dallas, Texas as recorded in Volume 82206 Page 1148 of the Map Records Dallas County, Texas, said tract being more particularly described as follows:

BEGINNING at a 1/2” iron rod found for corner in the southerly right-of-way line of Wycliff-Douglas Connection (32 feet from its centerline) at its intersection with the southwesterly right-of-way line of Cedar Springs Road (32 feet from its centerline);

THENCE S 47 degrees 49 minutes E, along the above said southwesterly line of Cedar Springs Road, 185.46 feet to a 1/2” iron rod found at the beginning of a cut-off with Douglas Street;

THENCE S 1 degrees 28 minutes 41 seconds E, along the above said cut-off line, 9.66 feet to a 1/2” iron rod found for corner in the northwesterly right-of-way line of Douglas Street (21 feet from its centerline);

THENCE S 44 degrees 51 minutes 40 seconds W, along the above said northwesterly line of Douglas Street, 136.00 feet to a 1/2” iron rod found for a corner in the northeasterly right-of-way line of a 15 foot alley;

THENCE N 47 degrees 49 minutes W, along the above said northeasterly line of a 15 foot alley, 322.00 feet to a 1/2” iron rod found for corner;

THENCE N 44 degrees 51 minutes 40 seconds E, 12.25 feet to a 1/2” iron rod set for a corner in the above referenced Wycliff-Douglas Connection;

THENCE S 83 degrees 47 minutes 29 seconds E, along the above said Wycliff-Douglas Connection, 11.50 feet to a 1/2” iron rod for the beginning of a curve to the left having a radius of 601.57 feet;

THENCE Southwesterly to Northeasterly, continuing along the above said southerly line of Wycliff-Douglas Connection and with the above said circular curve to the left thru a central angle of 16 degrees 54 minutes 43 seconds, an arc distance of 177.56 feet to the POINT OF BEGINNING and containing 36,589 square feet or 0.8400 acres of land.

ADDENDUM C TO COMMERCIAL CONTRACT OF SALE

INSPECTION

Property address or description:	4211 Cedar Springs, Dallas, Texas 75219

1.
Inspection Period. Purchaser will have a period of twenty-one (21) days after the Effective Date (the “Inspection Period”) to inspect the Property and conduct studies regarding the Property. Purchaser’s studies may include, without limitation: (1) permitted use and zoning of the Property; (2) core borings; (3) environmental and architectural tests and investigations; (4) physical inspections of improvements, fixtures, equipment, subsurface soils, structural members, and personal property; and (5) examination of agreements, manuals, plans, specifications and other documents relating to the construction and condition of the Property. Purchaser and Purchaser’s agents, employees, consultants and contractors will have the right of reasonable entry onto the Property during normal business hours, and upon reasonable advance notice to Seller and any tenants on the Property, for purposes of inspections, studies, tests and examinations deemed necessary by Purchaser. The inspections, studies, tests and examinations will be at Purchaser’s expense and risk. Purchaser shall defend and indemnify Seller against any claims that arise due to any actions by Purchaser or Purchaser’s agents, employees, consultants and contractors.

2.	Reports.

	☐	A.
Within _______________________ ( _________ ) days after the Effective Date, Seller shall deliver to Purchaser a written report of an environmental assessment of the Property. The report will be prepared, at Seller’s expense, by an environmental consultant reasonably acceptable to Purchaser. The environmental assessment must include a “Phase I” investigation into the existence of Hazardous Materials (as defined in Section 7H of this Contract) in, on or around the Property. The environmental assessment must also include a land use history search, engineering inspections, research and studies that may be necessary to discover the existence of Hazardous Materials.

[ILLEGIBLE]		B.
Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser copies of all reports in Seller’s possession of engineering investigations, tests and environmental studies that have been made with respect to the Property within the two year period before the Effective Date.

	☐	C.
If Purchaser terminates this Contract, Purchaser shall deliver to Seller, at Purchaser’s expense and contemporaneously with the termination, copies of all written reports, inspections, plats, drawings and studies made by Purchaser and Purchaser’s agents, consultants and contractors. This provision will survive the termination of this Contract.

3.
Termination. If Purchaser determines, in Purchaser’s sole discretion, no matter how arbitrary, that the Property is not satisfactory or is not suitable for Purchaser’s intended use or purpose, then Purchaser may terminate this Contract by delivering a written notice to Seller on or before the last day of the Inspection Period, and the refundable portion of the Earnest Money will be promptly returned to Purchaser and the parties will have no further rights or obligations under this Contract (except for any that expressly survive the termination).

4.
Acceptance. If Purchaser does not properly and timely terminate this Contract before the expiration of the Inspection Period (or if Purchaser accepts the Property in writing) then Purchaser will be deemed to have waived all objections to the Property under this Contract, except for any title objections which may be outstanding pursuant to Section 6 of this Contract. In that event, Purchaser agrees to purchase the Property in its current condition without any further representations or warranties of Seller, except any objections which Seller may expressly agree in writing to cure, and this Contract will continue in full force and effect and the parties shall proceed to Closing. This provision does not, however, limit or invalidate any express representations or warranties Seller has made in this Contract.

5.
Restoration. If the transaction described in this Contract does not close through no fault of Seller, and the condition of the Property was altered due to inspections, studies, tests or examinations performed by Purchaser or on Purchaser’s behalf, then Purchaser must restore the Property to its original condition at Purchaser’s expense.

ADDENDUM C

ADDENDUM F - OTHER PROVISIONS
TO
COMMERCIAL PROPERTY CONTRACT OF SALE
BY AND BETWEEN
4211 CEDAR SPRINGS PARTNERS, LTD., AS SELLER
AND
KENT INTERNATIONAL HOLDINGS, INC., AS PURCHASER

          Seller and Purchaser hereby agree to the following terms and conditions which shall modify and amend the Contract of Sale referenced above (the “Contract”), and shall supersede the provisions of the Contract which may be in conflict:

          A.          During the Inspection Period, Purchaser shall have the right to conduct studies and to make investigations of the Property as Purchaser deems prudent, in accordance with Addendum C attached to the Contract. Purchaser acknowledges that the Federal Bureau of Prisons (“FBOP”) occupies the Building and for security purposes, access to the Building is limited or restricted. In that regard, Purchaser agrees that its inspection of the Property will necessarily occur at a time that will be arranged and coordinated by Seller with the FPOB, and a representative of Seller will need to be present at all times during the inspection and will need to escort Purchaser’s representative(s) during their inspection of the Building. Seller agrees to cooperate with Purchaser and use diligent and good faith efforts to assist Purchaser in accessing the Building for its inspections. Notwithstanding the terms of the Contract to the contrary, within two (2) business days of the execution of the Contract by both parties, Seller shall deliver to Purchaser the following:

1. All existing property condition assessments, environmental and engineering reports in Seller’s possession which pertain to the Property;
2. Copies of all maintenance and vendor contracts, service contracts, electricity provider agreements and equipment leases currently pertaining to the Property;
3. A copy of the certificate of occupancy for the Building; and
4. Architectural building plans for the Building, including the original construction of the Building and the renovation of the Building
5. Copies of all warranties and guaranties;
          6. Profit and loss operating statements for the Property for the three (3) preceding calendar years (2008, 2009 and 2010), and for 2011 to the present date, which shall include utility charges, repair costs and other expenses incurred by Seller for the operation and maintenance of the Property for such periods of time.

          B.          At the Closing, Seller shall convey to Purchaser, as a part of the Property, all fixtures, equipment and articles of personal property situated on or about the Property that are owned by Seller (and not owned by the tenant or occupant of the Building).

Addendum F - Other Provisions - Page 1

          C.          Under the Assignment of Lease to be delivered by the Seller to Purchaser at Closing, the Seller shall indemnify, reimburse and hold Purchaser harmless from any and all claims, losses, damages and expenses (including reasonable attorneys fees and court costs) arising from or attributable to the acts or omissions of Seller prior to the Closing date, and pertaining to the Property or to the tenant lease affecting the Property (the “Lease”) with the United States of America General Services Administration (“GSA”), and the obligations of the landlord thereunder; and the Purchaser shall assume Seller’s obligations, as landlord, under such tenant Lease, and shall indemnify, reimburse and hold Seller harmless from any and all claims, losses, damages and expenses (including reasonable attorneys fees and court costs) arising from or attributable to the acts or omissions of Purchaser after the Closing date, and pertaining to the Property or the tenant Lease, and the obligations of the landlord thereunder.

          D.          Purchaser acknowledges that it is being afforded the opportunity to review all aspects of the Property pursuant to the Inspection Period. Seller represents and warrants that (i) it has received no notice of nor, with no obligation to investigate, has Seller any knowledge of any current violation of the Property or the improvements thereon, as currently used by the tenant, with respect to any laws, ordinances, regulations or rules that pertain to the Property, and (ii) Seller has not violated the Lease, nor, with no obligation to investigate, to its knowledge, has Tenant violated the Lease. All warranties and representations made by Seller under the Contract (including under this Addendum F and any Contact Exhibits) shall survive Closing, but shall terminate on the date that is one (1) year following the Closing Date, and shall be void with respect to any claims that are made after the expiration of such one (1) year period. Except as expressly set forth in the Contract (including all Addendums (and this Addendum F) and Exhibits), Seller shall have no liability to Purchaser, and Purchaser hereby releases Seller from any liability (including contractual and/or statutory actions for contribution or indemnity), for, concerning or regarding (1) the nature and condition of the Property, including the suitability thereof for any activity or use; (2) any improvements or substances located thereon; or (3) the compliance of the Property with any laws, rules, ordinances or regulations of any government or other body. Except as may be expressly provided in the Agreement, Seller has not made, does not make and expressly disclaims any warranties, representations, covenants or guarantees, expressed or implied, or arising by operation of law, as to the merchantability, habitability, quantity, quality or environmental condition of the Property or its suitability or fitness for any particular purpose or use. Purchaser affirms that it has, or prior to Closing that it will have, (i) investigated and inspected the Property to its satisfaction and become familiar and satisfied with the condition of the Property, and (ii) made its own determination as to (a) the merchantability, quantity, quality and condition of the Property, including the possible presence of toxic or hazardous substances, materials or wastes or other actual or potential environmental contaminates, and (b) the Property’s suitability or fitness for any particular purpose or use.

Addendum F - Other Provisions - Page 2

          E.          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT PURCHASER HEREBY ACCEPTS THE PROPERTY IN ITS PRESENT CONDITION ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS, AND ACKNOWLEDGES THAT (I) WITHOUT THIS ACCEPTANCE, THIS SALE WOULD NOT BE MADE, AND (II) THAT SELLER SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. PURCHASER AND ITS SUCCESSORS AND ASSIGNS HAVE, AND SHALL BE DEEMED TO HAVE, ASSUMED ALL RISK AND LIABILITY WITH RESPECT TO THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES, MATERIALS OR WASTES OR OTHER ACTUAL OR POTENTIAL ENVIRONMENTAL CONTAMINATES ON, WITHIN OR UNDER THE SURFACE OF THE PROPERTY, WHETHER KNOWN OR UNKNOWN, APPARENT, NON-APPARENT OR LATENT, AND WHETHER EXISTING PRIOR TO, AT OR SUBSEQUENT TO TRANSFER OF THE PROPERTY TO PURCHASER. SELLER IS HEREBY RELEASED BY PURCHASER AND ITS SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS AND CLAIMS, KNOWN OR UNKNOWN, INCLUDING (1) ANY OBLIGATION TO TAKE THE PROPERTY BACK OR REDUCE THE PRICE, OR (2) ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT PURCHASER OR ITS SUCCESSORS AND ASSIGNS MAY HAVE AGAINST SELLER OR THAT MAY ARISE IN THE FUTURE, BASED IN WHOLE OR IN PART UPON THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES, MATERIALS OR WASTES OR OTHER ACTUAL OR POTENTIAL ENVIRONMENTAL CONTAMINATES ON, WITHIN OR UNDER THE SURFACE OF THE PROPERTY, INCLUDING ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS AND CLAIMS THAT MAY ARISE UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, AS AMENDED 42 U.S.C. SECTION 9601 ET SEQ. PURCHASER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY EXPLAINED TO PURCHASER AND THAT PURCHASER FULLY UNDERSTANDS AND ACCEPTS THE SAME.

          F.          From and after the Effective Date until the Closing Date or earlier termination of this Contract, Seller shall:

(1) Manage the Property in the ordinary course of business as Seller has previously done, and shall not commit or permit any waste on the Property.

             (2) Not enter into any written or oral service contract or other agreement with respect to the Property without the prior written consent of the Purchaser, unless the contract or agreement may be terminated upon 30 days written notice by Purchaser. Subject to Purchaser’s review of service contracts affecting the Property during the Inspection Period, Purchaser agrees at Closing to assume the Seller’s obligations under all service contracts affecting or pertaining to the Property that were entered into by Seller prior to the Effective Date, or that were entered into by Seller after the Effective Date with Purchaser’s approval, including, without limitation, contracts for the provision of landscaping services with respect to the Property.

             (3) Advise Purchaser promptly after Seller receives notice of (or institutes) any litigation, arbitration, or administrative hearing before any governmental or quasi-governmental agency or authority concerning or affecting the Property which is instituted or threatened after the Effective Date.

             (4) Not sell, assign, convey or enter into any lease, lease amendment, license, easement, restriction, encumbrance, lien or security interest with respect to the Property without discharging the same prior to or at the time of Closing or without the Purchaser’s prior written approval.

Addendum F - Other Provisions - Page 3

             (5) Not permit any mechanic’s or materialmen’s liens to attach to any portion of the Property, unless such liens are contested and Seller provides a bond or security at Closing to assure that such liens will be satisfied and discharged.

          G.        Purchaser and its agents and representative shall maintain the terms of this Agreement, and the content of all information and reports obtained from Seller relating to the Property, confidential and shall not disclose any such confidential information to any other person or entity without obtaining Seller’s prior written consent.

          H.        Seller shall, as a condition to Purchaser’s obligation to Close the transactions contemplated under this Contract, provide to Purchaser on or before the Closing Date, as may be extended, an estoppel certificate (“Estoppel Certificate”) that is in the form of the estoppel certificate attached hereto as Exhibit F-l, or that is upon terms that are materially the same to those contained in the form of estoppel certificate attached hereto as Exhibit F-l, executed by the GSA. Notwithstanding the foregoing, and in lieu thereof, Purchaser agrees that this condition to Closing will be satisfied if on or before the Closing Date, as may be extended, Seller shall provide to Purchaser (i) a letter (“Letter Estoppel”) executed by the GSA, as allowed for under Sections 5(a) and 5(b) on Page 4 of the General Clauses section of the Lease, providing for the certifications referenced therein, and subject to the conditions set forth therein and (ii) an indemnity from Scott A. Larson (“Larson”) in the form the Indemnification Agreement attached hereto as Exhibit F-2, executed by Larson, pursuant to which Larson shall indemnify the Purchaser for any current default of the Seller, as landlord, and for any default of Seller, as landlord, that existed in the past and for which the GSA may exercise remedies, under the Lease, referenced above, subject to the terms and conditions contained therein; provided, however, Seller agrees to use good faith efforts to obtain the Estoppel Certificate. In the event that the Seller is unable to provide the Estoppel Certificate, or Letter Estoppel (with Larson’s indemnity discussed below) as required above by the Closing Date, then the Closing Date shall automatically be extended for a period of fifteen (15) days in order to provide Seller with additional time to obtain such Estoppel Certificate or Letter Estoppel, as the case may be. Purchaser agrees that the Estoppel Certificate or Letter Estoppel, as the case may be, may be addressed to Seller and to its lender as long as the same is assignable, and Seller assigns its interests thereunder to Purchaser at Closing. In the event that the Seller is unable to provide to Purchaser the Estoppel Certificate or the Letter Estoppel (with Larson’s indemnity) as required above on or before the Closing Date, as extended as provided above, then Purchaser may either waive this requirement of receiving the Estoppel Certificate or Letter Estoppel prior to the Closing and proceed to Close the purchase of the Property under this Contract, or terminate this Contract by providing written notice of termination to the Seller, in which case this Contract shall be terminated and the Purchaser’s Earnest Money shall be refunded to Purchaser, and the parties shall have no further obligations to each other under this Contract. Notwithstanding the foregoing, in the event either (i) that Purchaser elects to Close the purchase of the Property, waiving the requirement of receiving the Estoppel Certificate or Letter Estoppel, as provided for above, or (ii) Seller delivers the Letter Estoppel, or an Estoppel Certificate that is in a form materially different than that attached hereto as Exhibit F-l, the Seller shall nonetheless be required to provide to Purchaser at the Closing the Indemnification Agreement, referenced below, executed by Larson.

Addendum F - Other Provisions - Page 4

          I.          Scott A. Larson, by his signature to this Addendum F, below, agrees that at the Closing of the transactions contemplated by this Agreement, he will execute and deliver to Purchaser the Indemnification Agreement attached hereto as Exhibit F-2, if and as required in accordance with Paragraph H above. In that regard, Larson agrees to the indemnity contained in such Indemnification Agreement, subject to the terms and conditions contained therein.

          J.          Seller agrees to deliver at Closing affidavits acceptable by the title company stating (i) that there are no outstanding debts or liens affecting the Property that will not be satisfied at Closing, and (ii) that no changes have occurred at the Property so that the Survey is an accurate reflection of the same.

          IN WITNESS WHEREOF, this Addendum has been executed as for the date of the Agreement, referenced above.

SELLER: 4211 CEDAR SPRINGS PARTNERS, LTD., a Texas Limited Partnership By: 4211 Cedar Springs Holdings, L.L.C., (its General Partner)

By:	/s/ Scott A. Larson
Scott A. Larson, President

PURCHASER: KENT INTERNATION HOLDINGS, INC., a Nevada corporation

By:
Name:
Title:

          The undersigned, Scott A. Larson, has hereby provided his signature below, for the limited purpose of agreeing to the terms of the provisions of Paragraph I of this Addendum F, as set forth above.

/s/ Scott A. Larson
Scott A. Larson

Addendum F - Other Provisions - Page 5

EXHIBIT F-1
TO ADDENDUM F-1 OF
COMMERCIAL PROPERTY CONTRACT OF SALE
BY AND BETWEEN
4211 CEDAR SPRINGS PARTNERS, LTD., AS SELLER
AND
KENT INTERNATIONAL HOLDINGS, INC., AS PURCHASER

ESTOPPEL CERTIFICATE

          THIS ESTOPPEL CERTIFICATE (“Estoppel Certificate”), dated this ______ day of _____________, 2011, is executed by the United States of America General Services Administration (“Lessee”).

R E C I T A L S:

          I.          Lessee is the Lessee under that certain U.S. Government Lease for Real Property, dated January 9, 2006 (Lease No. GS-07B-16023), as amended by that certain Supplemental Lease Agreement No. 1, that certain Supplemental Lease Agreement No. 2, dated October 24, 2007, that certain Supplemental Lease Agreement No. 3, dated April 21, 2009, that certain Supplemental Lease Agreement No. 4, dated April 21, 2009, and that certain Supplemental Lease Agreement No. 5, dated October 30, 2009, all of which lease documents (“Lease Documents”) were entered into by Lessee with 4211 Cedar Springs Partners, Ltd., as Lessor (hereinafter collectively referred to as the “Lease”) covering the property located at 4211 Cedar Springs, Dallas, Texas 75219, and as more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Property”).

          II.          Lessor and its lender, Wells Fargo Bank, N.A., have requested that Lessee make the representations and certifications provided for under this Estoppel Certificate.

A G R E E M E N T:

          NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lessee hereby makes the following representations and certifications:

1.
The Lease is accurately described in the first paragraph of Recitals above, and except as provided in the Lease Documents described in the Recitals above, it has not been otherwise amended, modified or extended. True, correct and complete copies of the Lease Documents comprising the Lease are attached hereto as Exhibit “B”.

2.
The Lease does not contain any options to purchase and/or lease additional space, rights of set off, rights of first refusal to purchase and/or lease additional space or any similar provisions regarding acquisition of ownership interests or additional leased space in the building, except as may be provided in the Lease Documents.

Addendum F - Other Provisions - Page 6

3.	The current term of the Lease commenced on January 18, 2008, and will terminate on January 17, 2023.

4.
The current amount of monthly base rent payable under the Lease is $62,205.37. Rent, which is payable in arrears, has been paid through January 31, 2011. No advance rents have been prepaid. Except as may be provided for under the Lease Documents, no free rent periods or other concessions of any kind or nature have been granted to Lessee under the Lease.

5.	All improvements to be made pursuant to the terms of the Lease have been completed and accepted by Lessee.

6.	There is no security deposit under the Lease.

7.	Lessee has not sublet any portion of the leased premises or assigned any of its interests or rights under the Lease.

8.
Lessee is in full and complete possession of the premises demised under the Lease, such possession having been accepted by the Lessee pursuant to the terms of the Lease. The leased premises contain 39,329 rentable square feet.

9.
The Lease is in full force and effect, Lessee has no existing claims, defenses or offsets under the Lease against Lessor, no uncured default by either Lessee or Lessor exists under the Lease, and no event has occurred that would, except for the lapse of time, the giving of notice or both, constitute a default.

10.	The undersigned representative of Lessee certifies that he/she has full power, authority and right to execute and deliver this Estoppel Certificate on behalf of Lessee.

          This Estoppel Certificate is made by Lessee for the benefit of Lessor and its lender, Wells Fargo Bank, N.A., and any of their assignees and successors in interest that may hereafter acquire an interest in the Property, with the understanding that such parties will rely upon the statements set forth above with respect to the Lease and the Property.

          IN WITNESS WHEREOF, the Lessee has executed this Estoppel Certificate as of the day and year first above written.

LESSEE:

United States of America General Services Administration

By:
Name:
Its:

Addendum F - Other Provisions - Page 7

EXHIBIT “A”
LEGAL DESCRIPTION OF PROPERTY

BEING a tract of land out of the J.H. Sylvester Survey, Abstract No. 1383, and being all of Lot 1A, Block 9/1616 of the Headwaters Addition, an addition to the City of Dallas, Texas, as recorded in Volume 82206, Page 1148 of the Map Records of Dallas County, Texas, said tract being more particularly described as follows:

BEGINNING at a ½” iron rod found for corner in the southerly right-of-way line of Wycliff-Douglas Connection (32 feet from its centerline) at its intersection with the southwesterly right-of-way line of Cedar Springs Road (32 feet from its centerline);

THENCE S 47 degrees 49 minutes E, along the above said southwesterly line of Cedar Springs Road, 185.46 feet to a ½” iron rod found at the beginning of a cut-off with Douglas Street;

THENCE S 1 degrees 28 minutes 41 seconds E, along the above said cut-off line, 9.66 feet to a ½” iron rod found for corner in the northwesterly right-of-way line of Douglas Street (21 feet from its centerline);

THENCE S 44 degrees 51 minutes 40 seconds W, along the above said northwesterly line of Douglas Street, 136.00 feet to a ½” iron rod found for a corner in the northeasterly right-of-way line of a 15 foot alley;

THENCE N 47 degrees 49 minutes W, along the above said northeasterly line of a 15 foot alley, 322.00 feet to a ½” iron rod found for corner;

THENCE N 44 degrees 51 minutes 40 seconds E, 12.25 feet to a ½” iron rod set for a corner in the above referenced Wycliff-Douglas Connection;

THENCE S 83 degrees 47 minutes 29 seconds E, along the above said Wycliff-Douglas Connection, 11.50 feet to a ½” iron rod for the beginning of a curve to the left having a radius of 601.57 feet;

THENCE Southwesterly to Northeasterly, continuing along the above said southerly line of Wycliff-Douglas Connection and with the above said circular curve to the left thru a central angle of 16 degrees 54 minutes 43 seconds, an arc distance of 177.56 feet to a POINT OF BEGINNING and containing 36,589 square feet or 0.8400 acres of land.

Addendum F - Other Provisions - Page 8

EXHIBIT “B”
LEASE DOCUMENTS

(See attached)

Addendum F - Other Provisions - Page 9

EXHIBIT F-2
TO ADDENDUM F OF
COMMERCIAL PROPERTY CONTRACT OF SALE
BY AND BETWEEN
4211 CEDAR SPRINGS PARTNERS, LTD., AS SELLER
AND
KENT INTERNATIONAL HOLDINGS, INC., AS PURCHASER

INDEMNIFICATION AGREEMENT

          This Indemnification Agreement is executed as of the ______ day of ___________, 2011, by Scott A. Larson (“Indemnitor”), whose address is 3311 Oak Lawn Ave., Suite 250, Dallas, Texas 75219, for the benefit of Kent International Holdings, Inc., a Nevada corporation (“Indemnitee”).

WITNESSETH:

          WHEREAS, Indemnitor is the beneficial owner of all outstanding member ownership interests of 4211 Cedar Springs Holdings, L.L.C., a Texas limited liability company, which is the managing general partner of 4211 Cedar Springs Partners, Ltd., a Texas limited partnership (the “Seller”);

          WHEREAS, of even date herewith, Seller has sold that certain property located at 4211 Cedar Springs, Dallas, Texas 75219 (the “Property”) to Indemnitee, which sale occurred conditioned upon, and in consideration of, the Indemnitor giving its indemnity to Indemnitee, as provided hereunder; and

          WHEREAS, the Property is currently leased to the United States of America General Services Administration (the “GSA”), for use by the Federal Bureau of Prisons, under that certain U.S. Government Lease for Real Property, dated January 9, 2006 (Lease No. GS-07B-16023), as amended by that certain Supplemental Lease Agreement No. 1, that certain Supplemental Lease Agreement No. 2, dated October 24, 2007, that certain Supplemental Lease Agreement No. 3, dated April 21, 2009, that certain Supplemental Lease Agreement No. 4, dated April 21, 2009, and that certain Supplemental Lease Agreement No. 5, dated October 30, 2009, all of which lease documents were entered into by Seller, as Lessor, with the GSA, as Lessee (hereinafter collectively referred to as the “Lease”).

          NOW, THEREFORE, in consideration of the foregoing premises, and for Ten Dollars ($10,00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned Indemnitor hereby agrees to indemnify and hold Indemnitee harmless for any and all claims, losses, liabilities and damages that Indemnitee, as purchaser of the Property, may incur as a result of any default that may currently exist, or that existed in the past and for which GSA may exercise remedies, under the Lease with respect to the performance of the obligations of Seller, as Lessor thereunder, provided that this indemnity shall terminate one (1) year from the date hereof, and shall be null and void with respect to any claims made on the indemnity after such one (1) year period, and provided furthermore, that the Indemnitor’s liability hereunder shall in all cases be limited to, and shall not exceed, the aggregate sum of One Hundred Thousand Dollars ($100,000.00).

Addendum F - Other Provisions - Page 10

          IN WITNESS WHEREOF, this Indemnification Agreement is executed as of the date first set forth above.

/s/ Scott A. Larson
Scott A. Larson

Addendum F - Other Provisions - Page 11